Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration File Nos. 333-249932 and 333-249932-01

Relating to Preliminary Prospectus Supplement dated March 28, 2023 to Prospectus dated November 6, 2020

Pricing Term Sheet

Rexford Industrial Realty, L.P.

$300,000,000 5.000% Senior Notes due 2028 (the “Notes”)

March 28, 2023

Issuer:	Rexford Industrial Realty, L.P.

Guarantor:	Rexford Industrial Realty, Inc.

Expected Ratings* (Moody’s/S&P/Fitch):	Baa2/BBB+/BBB+ (Stable/Stable/Stable)

Security:	5.000% Senior Notes due 2028

Aggregate Principal Amount Offered:	$300,000,000

Maturity Date:	June 15, 2028

Interest Rate:	5.000%

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2023

Price to Public:	98.975% of the aggregate principal amount

Yield to Maturity:	5.229%

Benchmark Treasury:	4.000% due February 29, 2028

Spread to Benchmark Treasury:	+160 basis points

Benchmark Treasury Price/ Yield:	101-21 / 3.629%

Optional Redemption:	Prior to May 15, 2028 (one month prior to the Maturity Date of the Notes), make-whole redemption at the Adjusted Treasury Rate (as defined) plus 25 basis points (a “Par Call Date”), plus accrued and unpaid interest to, but not including, the redemption date. On and after the applicable Par Call Date for the Notes, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. See the preliminary prospectus supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption and the calculation of the redemption price.

Trade Date:	March 28, 2023

Settlement:	March 30, 2023 (T+2)

CUSIP/ISIN:	76169XAC8 /US76169XAC83

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC, PNC Capital Markets LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., Mizuho Securities USA LLC and U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Capital One Securities, Inc. and Truist Securities, Inc.

Co-Managers:	Citizens Capital Markets, Goldman Sachs & Co. LLC, Regions Securities LLC, Scotia Capital (USA) Inc. and Roberts & Ryan Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer and guarantor have filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer and guarantor have filed with the SEC for more complete information about the issuer and guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: J.P. Morgan Securities LLC collect at 1-212-834-4533; PNC Capital Markets LLC at 1-855-881-0697; or Wells Fargo Securities, LLC at 1-800-645-3751.